Exhibit 99.1

McGrath RentCorp Announces Results for First Quarter 2009

EPS Decreases 23% to $0.33 for the Quarter

Rental Revenues Flat at $48 million

LIVERMORE, Calif.--(BUSINESS WIRE)--May 7, 2009--McGrath RentCorp (NASDAQ:MGRC), a diversified business to business rental company, today announced revenues for the quarter ended March 31, 2009, of $67.2 million, an increase of 3%, compared to $65.4 million in the first quarter 2008. The Company reported net income of $7.9 million, or $0.33 per diluted share for the first quarter 2009, compared to net income of $10.3 million, or $0.43 per diluted share, in the first quarter 2008.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“The combination of adverse macroeconomic conditions, an unsettled fiscal landscape in California and very competitive market environments, caused a reduction in operating income in each of our established business segments, partly offset by the addition of Adler Tank Rentals. The impact of these difficult market conditions continues to be reflected in lower rental rates and utilization levels, in particular, for our modulars and electronic test equipment businesses.

Mobile Modular’s rental revenues and income from operations decreased 4% and 10%, respectively, compared to the first quarter of 2008. We continued to experience lower business activity levels and very competitive educational and commercial markets in California. Although California passed a budget in February and state general obligation bonds are selling favorably in the marketplace, the flow of these monies as well as federal stimulus funds, have been slow in reaching the local school district level. As a result, in 2009 we expect delays for a number of school modernization projects beyond the traditional summer delivery window. Further, uncertainty remains with the California budget situation, including the upcoming special election later this month covering six budget propositions.

TRS-RenTelco’s rental revenues and income from operations decreased 13% and 67%, respectively, from a year ago. We experienced higher equipment return and lower new booking levels compared to the first quarter of 2008. Our pipeline activity remained healthy, but opportunities aged longer and our order conversion rate was lower than a year ago, reflecting project delays and broad uncertainty in the current economic environment. We continued making progress during the quarter in selling lower utilized equipment and reducing depreciation expense to support future profitability.

Adler Tank Rentals performed favorably during its first full quarter with the Company and met our expectations on rental revenues. Our integration process is going smoothly. In 2009 we are very focused on expanding Adler’s national footprint, executing on our marketing plans, transitioning back office support to our Livermore team and at the same time being very conscious of minimizing costs that don’t provide a near term benefit to rental revenue growth and profitability.

Our goals for the balance of the year are to continue building our new rental initiatives while managing costs tightly and paying down debt. While the business environment continues to be challenging and uncertain, we are committed to keeping the Company well positioned for when conditions eventually improve.”

All comparisons presented below are to the quarter ended March 31, 2008 unless otherwise indicated.

MOBILE MODULAR

For the first quarter of 2009, the Company’s Mobile Modular division reported a 10% decrease in income from operations to $12.1 million. Rental revenues decreased 4% to $24.9 million, which resulted in a decrease in gross profit on rental revenues of 4% to $16.4 million. Sales revenues increased 20% to $3.4 million with gross profit on sales decreasing 6% to $0.9 million due to a higher mix of sales of new equipment having lower gross margins. Selling and administrative expenses increased 4% to $7.2 million.

TRS-RENTELCO

For the first quarter of 2009, the Company’s TRS-RenTelco division reported a 67% decrease in income from operations to $2.0 million. Rental revenues decreased 13% to $19.5 million, which resulted in a decrease in gross profit on rental revenues of 39% to $5.9 million. Sales revenues increased 10% to $4.9 million, and gross profit on sales decreased 23% to $1.4 million due to lower gross margins on new and used equipment sales. Selling and administrative expenses decreased 2% to $5.8 million.

ADLER TANKS

For the first of quarter of 2009, the Company’s Adler Tanks division, which was acquired on December 11, 2008, reported income from operations of $1.4 million. Rental revenues were $4.0 million, with gross profit on rental revenues of $2.8 million. Rental related services revenues were $1.0 million, with gross profit on rental related services revenues of $0.4 million. Selling and administrative expenses were $1.9 million.

OTHER FIRST QUARTER HIGHLIGHTS

  Debt decreased $11.8 million during the quarter to $293.7 million, with the Company’s funded debt (notes payable) to equity ratio decreasing from 1.22 to 1 at December 31, 2008 to 1.16 to 1 as of March 31, 2009. As of March 31, 2009, the Company had capacity to borrow an additional $97.3 million under its lines of credit.
  Dividend rate increased 10% to $0.22 per share for the first quarter 2009. On an annualized basis, this dividend represents a 4.2% yield on the May 6, 2009 close price of $20.73.
  Adjusted EBITDA decreased 7% to $32.0 million for the first quarter of 2009. At March 31, 2009, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 2.10 compared to 2.15 at December 31, 2008. Adjusted EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization and other non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Form 10-K, 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Form 10-K, 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company reconfirms its expectation that its 2009 full-year earnings per share will be in a range of $1.30 to $1.45 per diluted share. Such a forward-looking statement reflects McGrath RentCorp’s expectations as of May 7, 2009. Actual 2009 full-year earnings per share results may be materially different since they are affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business to business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina, Georgia, Maryland and Virginia. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations today in the Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in Northern California under the trade name Mobile Modular Portable Storage.

CONFERENCE CALL NOTE

As previously announced in its press release of April 9, 2009, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 7, 2009 to discuss the first quarter 2009 results. To participate in the teleconference, dial 1-800-257-2101 (in the U.S.), or 1-303-262-2053 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.), or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11129304.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology. Our plans to expand Adler’s national footprint, transition back office support to our Livermore team, minimize costs that don’t provide a near term benefit to rental revenue growth and profitability, continue building our rental initiatives, and pay down debt are all forward-looking statements.

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the continuation and deepening of the current recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers need and ability to rent our products, and the Company’s ability to access additional capital in the current uncertain capital and credit market; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate and operate Adler Tanks and other acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company’s Adler Tanks business from reductions to the price of oil; new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A “Risk Factors” and elsewhere in our Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 7, 2009 and in our Form 10-K for the year ended December 31, 2008 filed with the SEC on February 25, 2009, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions, however these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. We are under no duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Three Months Ended March 31,
(in thousands, except per share amounts)	2009	2008
REVENUES
Rental	$48,372	$48,236
Rental Related Services	9,137	7,342
Rental Operations	57,509	55,578
Sales	8,955	9,173
Other	691	664
Total Revenues	67,155	65,415

COSTS AND EXPENSES
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	14,751	13,418
Rental Related Services	6,821	5,215
Other	8,530	8,090
Total Direct Costs of Rental Operations	30,102	26,723
Costs of Sales	6,673	5,798
Total Costs of Revenue	36,775	32,521
Gross Profit	30,380	32,894
Selling and Administrative Expenses	15,577	13,544
Income from Operations	14,803	19,350
Interest Expense	1,883	2,467
Income Before Provision for Income Taxes	12,920	16,883
Provision for Income Taxes	5,052	6,618
Net Income	$7,868	$10,265
Earnings Per Share:
Basic	$0.33	$0.43
Diluted	$0.33	$0.43
Shares Used in Per Share Calculation:
Basic	23,714	23,978
Diluted	23,829	24,094

Cash Dividends Declared Per Share	$0.22	$0.20

MCGRATH RENTCORP
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	March 31,	December 31,
(in thousands)	2009	2008

ASSETS
Cash	$248	$1,325
Accounts Receivable, net of allowance for doubtful accounts of $1,600 in 2009 and $1,400 in 2008	73,354	86,011
Income Taxes Receivable	7,927	7,927

Rental Equipment, at cost:
Relocatable Modular Buildings	505,415	503,678
Electronic Test Equipment	250,916	255,778
Liquid and Solid Containment Tanks and Boxes	57,185	46,288
	813,516	805,744
Less Accumulated Depreciation	(261,378)	(253,506)
Rental Equipment, net	552,138	552,238

Property, Plant and Equipment, net	75,682	76,763
Prepaid Expenses and Other Assets	16,322	18,633
Intangible Assets, net	13,942	14,136
Goodwill	27,661	27,464
Total Assets	$767,274	$784,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$293,666	$305,500
Accounts Payable and Accrued Liabilities	47,555	55,471
Deferred Income	22,211	28,055
Deferred Income Taxes, net	150,160	145,590
Total Liabilities	513,592	534,616

Shareholders’ Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 23,727 shares in 2009 and 23,709 shares in 2008	46,905	45,754
Retained Earnings	206,777	204,127
Total Shareholders’ Equity	253,682	249,881
Total Liabilities and Shareholders’ Equity	$767,274	$784,497

MCGRATH RENTCORP
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended March 31,
(in thousands)	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$7,868	$10,265
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	16,211	14,050
Provision for Doubtful Accounts	319	254
Non-Cash Stock-Based Compensation	975	932
Gain on Sale of Rental Equipment	(1,698)	(2,340)
Change In:
Accounts Receivable	12,338	6,429
Prepaid Expenses and Other Assets	2,171	995
Accounts Payable and Accrued Liabilities	(4,962)	(7,085)
Deferred Income	(5,844)	(3,655)
Deferred Income Taxes	4,570	5,755
Net Cash Provided by Operating Activities	31,948	25,600

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments related to Acquisition of Adler Tanks	(1,049)	—
Purchase of Rental Equipment	(20,412)	(21,605)
Purchase of Property, Plant and Equipment	(110)	(6,789)
Proceeds from Sale of Rental Equipment	4,942	5,374
Net Cash Used in Investing Activities	(16,629)	(23,020)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Payments) Under Bank Lines of Credit	(11,834)	21,026
Proceeds from the Exercise of Stock Options	164	386
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	16	25
Repurchase of Common Stock	—	(24,418)
Payment of Dividends	(4,742)	(4,356)
Net Cash Used in Financing Activities	(16,396)	(7,337)

Net Decrease in Cash	(1,077)	(4,757)
Cash Balance, beginning of period	1,325	5,090
Cash Balance, end of period	$248	$333

Interest Paid, during the period	$1,803	$2,160
Income Taxes Paid, during the period	$467	$838
Dividends Declared, not yet paid	$5,220	$4,727
Rental Equipment Acquisitions, not yet paid	$5,260	$9,482

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended March 31, 2009
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$24,855	$19,498	$4,019	$—	$48,372
Rental Related Services	7,193	471	1,473	—	9,137
Rental Operations	32,048	19,969	5,492	—	57,509
Sales	3,446	4,944	—	565	8,955
Other	162	522	7	—	691
Total Revenues	35,656	25,435	5,499	565	67,155

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,430	10,640	681	—	14,751
Rental Related Services	5,342	445	1,034	—	6,821
Other	5,024	3,005	501	—	8,530
Total Direct Costs of Rental Operations	13,796	14,090	2,216	—	30,102
Costs of Sales	2,575	3,546	—	552	6,673
Total Costs of Revenue	16,371	17,636	2,216	552	36,775

Gross Profit
Rental	16,401	5,853	2,837	—	25,091
Rental Related Services	1,851	26	439	—	2,316
Rental Operations	18,252	5,879	3,276	—	27,407
Sales	871	1,398	—	13	2,282
Other	162	522	7	—	691
Total Gross Profit	19,285	7,799	3,283	13	30,380
Selling and Administrative Expenses	7,197	5,777	1,852	751	15,577
Income (Loss) from Operations	$12,088	$2,022	$1,431	$(738)	14,803
Interest Expense					1,883
Provision for Income taxes					5,052
Net Income					$7,868

Other Information
Average Rental Equipment [1]	$477,291	$253,265	$47,412
Average Monthly Total Yield [2]	1.74%	2.57%	2.83%
Average Utilization [3]	78.3%	61.4%	64.5%
Average Monthly Rental Rate [4]	2.22%	4.18%	4.38%

[1] Average Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment.
[2] Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
[3] Average Utilization is calculated by dividing the average cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment.
[4] Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended March 31, 2008

(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 25,915	$ 22,321	—	$ —	$ 48,236
Rental Related Services	6,901	441	—	—	7,342
Rental Operations	32,816	22,762	—	—	55,578
Sales	2,872	4,478	—	1,823	9,173
Other	145	519	—	—	664
Total Revenues	35,833	27,759	—	1,823	65,415

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,240	10,178	—	—	13,418
Rental Related Services	4,832	383	—	—	5,215
Other	5,508	2,582	—	—	8,090
Total Direct Costs of Rental Operations	13,357	12,968	—	—	26,723
Costs of Sales	1,942	2,664	—	1,192	5,798
Total Costs of Revenue	15,298	15,632	—	1,192	32,521

Gross Profit
Rental	17,167	9,561	—	—	26,728
Rental Related Services	2,069	58	—	—	2,127
Rental Operations	19,236	9,619	—	—	28,855
Sales	930	1,814	—	631	3,375
Other	145	519	—	—	664
Total Gross Profit	20,311	11,952	—	631	32,894
Selling and Administrative Expenses	6,927	5,893	—	724	13,544
Income (Loss) from Operations	$ 13,384	$ 6,059	—	$ (93)	19,350
Interest Expense					2,467
Provision for Income taxes					6,618
Net Income					$ 10,265

Other Information
Average Rental Equipment [1]	$ 451,325	$ 235,122	—
Average Monthly Total Yield [2]	1.91%	3.16%	—
Average Utilization [3]	82.5%	68.8%	—
Average Monthly Rental Rate [4]	2.32%	4.60%	—

[1] Average Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment.
[2] Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
[3] Average Utilization is calculated by dividing the average cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment.
[4] Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company presents Adjusted EBITDA which is defined by the Company as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.

The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance and evaluate the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company’s cash available to operations and the performance of the Company. Because we find Adjusted EBITDA useful the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges and income from the minority interest in the Company’s Enviroplex subsidiary. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of Adjusted EBITDA is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Since Adjusted EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008
Net Income	$7,868	$10,265	$38,806	$43,347
Minority Interest in Income of Subsidiary	—	—	—	91
Provision for Income Taxes	5,052	6,618	24,931	28,009
Interest	1,883	2,467	9,393	10,565
Income from Operations	14,803	19,350	73,130	82,012
Depreciation and Amortization	16,211	14,050	62,577	55,465
Non-Cash Stock-Based Compensation	975	932	3,810	3,538
Adjusted EBITDA [1]	$31,989	$34,332	$139,517	$141,015

Adjusted EBITDA Margin [2]	48%	52%	46%	49%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008
Adjusted EBITDA [1]	$31,989	$34,332	$139,517	$141,015
Interest Paid	(1,803)	(2,160)	(9,715)	(10,973)
Income Taxes Paid	(467)	(838)	(4,209)	(14,668)
Gain on Sale of Rental Equipment	(1,698)	(2,340)	(10,544)	(10,309)
Change in certain assets and liabilities:
Accounts Receivable, net	12,338	6,683	(7,367)	(144)
Prepaid Expenses and Other Assets	2,171	995	(1,358)	(1,057)
Accounts Payable and Other Liabilities	(4,738)	(7,417)	1,421	(3,527)
Deferred Income	(5,844)	(3,655)	(3,082)	3,734

Net Cash Provided by Operating Activities	$31,948	$25,600	$104,663	$104,071

[1] Adjusted EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.

[2] Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer